Exhibit 99.1

Synutra Reports Second Quarter Fiscal 2016 Financial Results

~ Net Sales of $87 million

~ Nutritional Food sales of $78 million

QINGDAO, China and ROCKVILLE, Md., Nov. 9, 2015 /PRNewswire/ -- Synutra International, Inc. (Nasdaq: SYUT), ("Synutra" or the "Company"), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the second quarter of fiscal 2016 ended September 30, 2015.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, "Our sales in the second quarter of fiscal 2016 decreased 15% from the prior year period as we as we faced intensified competitive pressure from steep discounting by our peers in the infant milk formula market, as well as several setbacks related to our niche products in the private label, specialty IMF and adult formula categories. Despite these challenging market conditions, we believe our service and quality differentiation strategy will prove successful, and we are well-positioned to benefit from larger trends in the milk formula industry over the long-term. We remain committed to our established pricing strategy and continue to build out our strategic online-to-offline ThumbMama platform, allowing us to directly reach and build relationships with consumers."

Mr. Zhang continued, "Our French facility is moving ahead on schedule and on budget. We began trial operations of the drying towers in September and we expect to able to begin commercial production of whole milk powder, whey protein powder and canned formula products in the first quarter of calendar 2016. The production method used in our French facility will allow us to streamline our manufacturing processes and reduce costs. We expect to be fully-licensed and ready to import canned products into China in the first half of calendar 2016. We remained focused on maximizing our operational efficiency while we also further develop our brand equity and customer loyalty, such that Synutra is positioned to take full advantage of further industry consolidation trends and the relaxation of China's one-child policy in the months and years to come."

Second Quarter Fiscal 2016 Financial Results

Net sales were $87.3 million for the second quarter of fiscal 2016, a decrease of 14.8% from $102.5 million in the second quarter of fiscal 2015. Net sales from the Company's Nutritional Food segment, which includes branded powdered formula as well as branded baby and adult food products, were $78.3 million, or 89.6% of net sales, in the second quarter. This represents a decrease of 15.7% from the prior year period's sales of $92.9 million, or 90.7% of net sales. This decrease was due to a 13.4% decrease in milk formula sales by volume and a 2.7% decrease in average selling price, compared to the prior year period. Sales of powdered formula products decreased to 6,322 tons in the second quarter, compared to 7,299 tons in the prior year period. Average selling price was $12,380 per ton, compared to $12,726 per ton in the prior year period.

Net sales from the Nutritional Supplement segment were $8.1 million, or 9.2% of net sales, compared to $6.7 million, or 6.5% of net sales, in the prior year period. This segment is primarily comprised of chondroitin sulfate ingredients sold to certain international pharmaceutical companies.

Net sales from Other Business, which includes imported whole milk powder and whey protein powder sold to industrial customers, were $1.0 million, or 1.2% of net sales, in the second quarter of fiscal 2016, compared to $2.9 million, or 2.8% of net sales, in the prior year period. The decrease in sales from Other Business was primarily due to less unusable raw materials available to be sold in bulk to industrial customers due to the use of infant-grade whole milk powder, which contains a higher percentage of powder that can go directly into the Company's final milk formula products under its dry-mixing production method.

Gross profit was $40.6 million in the second quarter of fiscal 2016, compared to $43.9 million in the prior year period. Gross margin was 46.5%, an increase from 42.8% in the prior year. This increase was primarily due to the lower cost of raw materials used for products in the Nutritional Food segment during the September quarter, partially offset by the decreased average selling price. Gross margin for the Nutritional Food segment was 51.6%, an increase from 45.1% in the prior year period.

Selling and distribution expenses were $13.8 million in the second quarter of fiscal 2016, compared to $14.9 million in the prior year period. Advertising and promotional expenses were $7.8 million in the second quarter, compared to $8.9 million in the prior year period. The Company was entitled to a government subsidy of $3.4 million during this quarter for promotion activities. The subsidy was recorded as a deduction to advertising and promotional expenses. Selling and distribution, and advertising and promotion expenses combined accounted for 24.8% of sales, compared to 23.2% in the prior year period. The increase was primarily attributable to reduced operating leverage associated with lower sales.

Income from operations was $12.9 million, or 14.7% of sales, in the fiscal second quarter, compared to $13.6 million, or 13.3% of sales, in the prior year period. The increase in operating margin was primarily driven by the lower cost of whole milk powder.

Net foreign currency exchange loss was $8.9 million in the second quarter of fiscal 2016, compared to a gain of $164,000 in the prior year period. This loss was primarily due to the 4.1% depreciation of the RMB against the USD and a 4.2% depreciation of the RMB against the euro as one of the Company's PRC subsidiaries, whose functional currency is RMB, had borrowed significant loans denominated in USD and euro.

Net income was $639,000, compared to net income of $11.5 million in the prior year period. Net income attributable to common stockholders was $509,000 in the second quarter of fiscal year 2016, or $0.01 per basic share, compared to $10.2 million, or $0.18 per basic share, in the prior year period.

First Half Fiscal 2016 Financial Results

Net sales for the first half of fiscal 2016 were $169.7 million, compared to $188.4 million in the prior year period. Net sales from the Nutritional Food segment were $152.0 million, or 89.6% of net sales, compared to $175.1 million, or 92.9% of net sales, in the prior year period.

Gross profit was $82.5 million for first half of fiscal 2016, in line with $82.7 million in the prior year period. Gross margin improved to 48.6% from 43.9% in the prior year period.

Income from operations was $25.4 million for the first half of fiscal 2016, compared to $37.9 million in the prior year period.

Net income was $8.6 million, compared to $29.9 million in the prior year period. Net income attributable common stockholders was $8.1 million for the first half of fiscal 2016, or $0.14 per basic share, compared to $28.2 million, or $0.49 per basic share, in the prior year period.

Balance Sheet

As of September 30, 2015, the Company had cash and cash equivalents of $83.9 million and restricted cash of $207.2 million, including the current and non-current portions. Net accounts receivable increased to $19.9 million from $15.4 million as of June 30, 2015. The Company's inventory position decreased to $93.5 million from $110.2 million as of June 30, 2015. Total debt was $500.0 million, including $131.5 million of short-term debt and $98.4 million of long-term debt due within one year, representing an increase of $1.7 million from last quarter. The increase in debt was primarily due to the ongoing investment in the Company's French facility. Net debt, which is total debt net of cash and restricted cash, increased to $209.0 million from $182.3 million as of June 30, 2015, as the Company funded $42.3 million cash of capital expenditure using debt and operating cash flow during the second quarter, the majority of which was used for construction of the French facility.

Recent Developments

Ms. Min Zhang has resigned from her position as an independent director on the Company's board, effective November 6, 2015. Ms. Zhang served as the chairperson of the audit committee and as a member of the compensation and nominating committees. Ms. Zhang's role and responsibilities will be assumed by other current board members.

Fiscal 2016 Financial Outlook

Based on current market conditions and visibility into the second half of the year, the Company believes that its previously announced revenue and net income forecast for fiscal 2016 will be difficult to achieve, due to expected lower sales in the Nutritional Food segment, the $8.9 million foreign exchange loss in the second quarter, and higher-than-expected discount and promotional expense ratios. However, the Company remains optimistic about its prospects for continued strong growth above the industry average for fiscal 2017 and beyond, once its French facility is fully operational. The Company plans to update its financial forecast for fiscal 2016 when it releases results for the third fiscal quarter.

Conference Call Details

The Company will hold a conference call on Tuesday, November 10, 2015 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free: +1(866)519-4004
China Toll Free: 400-620-8038
Conference ID: 59706426

A webcast and replay of the conference call will be available through the Company's IR website at www.synutra.com.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of September 30, 2015, this network comprised over 770 independent distributors and over 290 independent sub-distributors who sell Synutra products in approximately 22,800 retail outlets.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra's products; the safety and quality of Synutra's products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Synutra International, Inc.
Consolidated Balance Sheets
Dollars and shares in thousands, except per share data

	September 30, 2015	March 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$83,853	$85,171
Restricted cash	98,839	145,906
Accounts receivable, net of allowance of $1,062 and $1,824, respectively	19,862	15,405
Inventories	93,490	87,754
Due from related parties	3,851	2,629
Prepaid Income tax	781	0
Receivable from disposal of subsidiaries	1,071	6,726
Deferred tax assets	11,845	12,267
Prepayments, tax receivables and others	36,074	27,012

Total current assets	349,666	382,870

Property, plant and equipment, net	257,862	187,085
Land use rights, net	8,777	8,657
Intangible assets, net	2,650	2,588
Restricted cash	108,311	78,799
Due from related parties	913	2,139
Deferred tax assets	278	298
Long-term loan receivable	9,432	0
Other non-current assets	4,461	2,449

TOTAL ASSETS	$742,350	$664,885

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$131,493	$145,639
Long-term debt due within one year	98,372	130,426
Accounts payable	42,598	47,764
Income tax payables	0	1,233
Due to related parties	128	130
Advances from customers	15,421	14,844
Other current liabilities	42,241	46,790

Total current liabilities	330,253	386,826

Long-term debt	270,118	144,627
Deferred government subsidy	3,623	3,816
Capital lease obligations	7,484	7,806
Other long-term liabilities	6,872	7,241

Total liabilities	618,350	550,316

Equity:
Common stockholders' equity:
Common stock, $.0001 par value: 250,000 authorized; 57,301 issued and 57,189 outstanding at September 30, 2015, 57,301 and 57,301 issued and outstanding at March 31, 2015, respectively	6	6
Additional paid-in capital	134,883	135,440
Accumulated deficit	(26,944)	(35,046)

Accumulated other comprehensive income	12,886	11,526

Total Synutra common shareholders' equity	120,831	111,926

Noncontrolling interest	3,169	2,643

Total equity	124,000	114,569

TOTAL LIABILITIES AND EQUITY	$742,350	$664,885

Synutra
Income Statement
In USD thousands, except per share data

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales	$87,348	$102,464	$169,677	$188,439
Cost of sales	46,753	58,564	87,140	105,776

Gross profit	40,595	43,900	82,537	82,663

Selling and distribution expenses	13,832	14,856	26,568	27,449
Advertising and promotion expenses	7,800	8,913	18,086	18,615
General and administrative expenses	6,203	6,992	12,701	14,247
Gain on disposal and liquidation of subsidiaries	0	332	0	15,294
Government subsidy	122	167	202	295

Income from operations	12,882	13,638	25,384	37,941

Interest expense	4,194	3,703	8,378	8,540
Interest income	2,188	1,717	4,534	3,405
Foreign currency exchange (loss) gain, net	(8,883)	164	(8,552)	629
Other expense, net	(213)	(267)	(420)	(663)

Income before income tax expense	1,780	11,549	12,568	32,772

Income tax expense	1,141	45	3,931	2,871

Net income	639	11,504	8,637	29,901

Net income attributable to the noncontrolling interest	130	1,267	535	1,724

Net income attributable to common stockholders	$509	$10,237	$8,102	$28,177

Weighted average common stock outstanding - basic and diluted	57,291	57,301	57,296	57,301
Earnings per share - basic and diluted	$0.01	$0.18	$0.14	$0.49

CONTACT: Synutra International, Inc., Investor Relations Department, ir@synutra.com or 646-328-2552